                                                                     EXHIBIT 5.1


Lithia Motors, Inc.
360 East Jackson St.
Medford, OR  97501                                             February 22, 2002

         Re: Proposed Public Offering of Lithia Motors, Inc. Class A Common Stock Registration Statement on Form S-3

Gentlemen:

         We have acted as counsel to Lithia Motors, Inc., an Oregon corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), covering 5,750,000 shares of the Company's Class A Common Stock (the "Shares"), including 750,000 shares subject to an over-allotment option.

         In the course of our representation we have examined the Registration Statement, copies of the Articles of Incorporation, Bylaws, and excerpts of minutes of meetings of the Board of Directors of the Company. We have also received from officers of the Company certain other documents, corporate records, certificates and representations concerning factual matters. We have reviewed such documents, reviewed such certificates and made such inquiries of public officials, and have made such review of laws as we consider necessary for purposes of this opinion. We have relied as to matters of fact upon the above documents and investigation. We have assumed without investigation the genuineness of all signatures and the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic and complete original documents of all documents submitted to us as certified or photostatic copies.

         Based upon the foregoing and subject to the qualifications and exceptions heretofore and hereinafter set forth, we are of the opinion that the Shares have been duly authorized by the Company, and that when the Registration Statement is declared effective and the Shares have been issued, delivered and paid for in the manner described in the Registration Statement, the Shares will be validly issued, fully paid, and non-assessable.

         This opinion is limited to the laws of the State of Oregon and applicable federal laws of the United States of America, and to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Commission.

                                        Very Truly Yours,

                                        /s/ Foster Pepper & Shefelman LLP

                                        Foster Pepper & Shefelman LLP